EXHIBIT 5.1

[O'Melveny & Myers LLP Letterhead]

March 18, 1999

SeraCare, Inc.
1925 Century Park East, Suite 1970
Los Angeles, California 90067

     Re: Registration on Form S-3 of Common Stock, $0.001 par value, of SeraCare, Inc. (the "Company")

Ladies and Gentlemen:

     At your request, we have examined the above-referenced Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,497,175 shares of Common Stock, $0.001 par value, of the Company (the "Common Stock") to be sold by certain security holders of the Company. Of the 1,497,175 shares of Common Stock covered by the Registration Statement, 110,379 shares are presently issued and outstanding (collectively, the "Issued Shares") and 1,386,796 shares are issuable upon the exercise of certain stock options, warrants, and other convertible securities held by the selling security holders (collectively, the "Issuable Shares").

     We have examined and are familiar with the Certificate of Incorporation and By-Laws of the Company (each as amended to date), the minutes of the meetings of the stockholders and directors of the Company, and the corporate stock records of the Company. In addition, we have made such investigations of law and have examined such certificates of public officials and officers of the Company and such other documents and records as we have considered necessary for purposes of this opinion.

     We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. We have also relied upon the accuracy of the aforementioned certificates of public officials and, as to matters of fact, of officers of the Company. We have also relied on Company records and have assumed the accuracy and completeness thereof.

     We are familiar with the proceedings heretofore taken in connection with the authorization of (a) the issuance of the Issued Shares, and (b) the issuance of the Issuable Shares upon exercise of the applicable stock options, warrants and other convertible securities. Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that:

     1.   The Issued Shares are validly issued, fully paid and non-assessable;
          and

     2. Upon exercise of the applicable stock options or warrants and payment of the applicable exercise prices in accordance with their respective terms, or upon conversion of the securities convertible into Common Stock and upon the issuance and delivery of certificates representing the Issuable Shares and the countersigning of such certificates by a duly authorized signatory of the registrar and transfer agent for the Company's Common Stock, the Issuable Shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                         Respectfully submitted,

                         /s/ O'MELVENY & MYERS LLP